Exhibit 10.33

2006 Base Salaries for Named Executive Officers

Name and Title	Salary
James M. Gower
Chief Executive Officer, Chairman of the Board and Director	$455,000
Donald G. Payan
Executive Vice President and Scientific Officer and Director	$395,000
Elliot B. Grossbard
Senior Vice President, Medical Development	$365,200
Raul R. Rodriguez
Executive Vice President, Chief Operating Officer	$355,000
Dolly A. Vance
General Counsel and Vice President of Intellectual Property	$335,000